EXHIBIT 99.1

Gold Horse International, Inc. Announces Results for Fiscal Year 2011

HOHHOT, China, October 18 /PRNewswire-Asia/ -- Gold Horse International, Inc., (OTC Bulletin Board: GHII) (“Gold Horse” or the “Company”), a multifaceted business group that controls and through the Jin Ma Companies operates a construction company, real estate development business and a hotel/banquet facility in Inner Mongolia, China, today announced its financial results for the twelve months ended June 30, 2011.

Fiscal Year 2011 Highlights

•	Net revenue increased 50.3% year-over-year to $76.5 million
•	Gross margin was 17.9% compared to 20.0% in the prior year
•	Gross profit increased 34.9% year-over-year to $13.7 million
•	Operating income was $11.36 million compared to operating income of $7.98 million in the prior year
•	Net income increased 17.6% year-over-year to $9.7 million from $8.3 million
•	Adjusted net income excluding non-cash gains and expenses was $9.2 million, or $4.62 per fully diluted common share as compared to adjusted net income of $6.6 million, or $3.99 per fully diluted common share, a year ago

“We are quite pleased with Jin Ma Real Estate’s new real estate development projects, and we are confident that the Jin Ma Companies remain on track to become one of the most prominent construction and real estate development companies in Inner Mongolia, China. We are confident that real estate development in Hohhot, Inner Mongolia and its surrounding areas, a third- tier city, will remain strong and will not feel the effects of the slower real estate markets occurring in tier-one cities such as Beijing and Shanghai,” said Mr. Liankuan Yang, chairman and CEO of Gold Horse.

Fiscal Year 2011 Results

For the fiscal year 2011, total net revenue was $76.5 million, up 50.3% from $50.9 million in the fiscal year 2010.

•	Construction revenue was $41 million or 53.6% of total net revenue, up from $37 million, or 73.6% of total net revenue for the fiscal year ended June 30, 2010. The fluctuation in Jan Ma Construction’s revenue for the fiscal year 2011 as compared to the fiscal year 2010 was attributable to the timing of construction work performed.

•	Revenue from the hotel segment was $3.0 million, down 1.3% from $3.1 million in last year.

•	Revenue from the real estate segment was $32.5 million, up 214.2% from $10.3 million. The increase was attributable to an increase in revenues recognized from the collections of funds from the Vocational School on the installment method of approximately $15,000, an increase in revenues recognized from the collections of funds from the Chemistry School on the installment method of approximately $1,646,000 due to timing of collections and an increase in revenues from the sale of units at Shuian Renjia Project of approximately $29,687,000, offset by a decrease of revenues from the sale of units at Building 1 to 4 of Procuratorate Housing Estates of approximately $7,012,000 and a decrease of revenues from the sale of units at Building 5 of the Procuratorate Housing Estates (Jian Guan) of approximately $2,203,000.

Gross profit for the year was $13.7 million, up 34.9% from $10.2 million last fiscal year. Gross margin was 17.9%, down from 20.0% in the prior year.

Operating expenses for the fiscal year 2011 were $2.4 million, or 3.1% of net revenue. While the Company incurred lower salaries and employment benefits, operating expenses increased mainly due to the increases in hotel operating expenses and selling, general and administrative expenses, offset by the increase in bad debt recovery.

Operating income for fiscal 2011 was $11.36 million, up from $7.98 million in fiscal 2010. Operating margin for the fiscal year of 2011 was 14.8% as compared to 15.7% in fiscal 2010.

The Company recorded net income of $9.7 million in fiscal 2011 as compared to net income of $8.3 million in fiscal 2010. Adjusted net income excluding non-cash gains and expenses was $9.2 million or $4.62 per fully diluted common share as compared to adjusted net income of $6.6 million or $3.99 per fully diluted common share in fiscal 2010.

Financial Condition

As of June 30, 2011, Gold Horse had $0.2 million in cash and cash equivalents, short-term debt of $0.5 million and long-term debt of $4.6 million. Shareholders’ equity was $50.4 million, up from $36.6 million as of June 30, 2010. Cash provided by financing activities for fiscal 2011 was $2.8 million.

Business Outlook

The Jin Ma Companies are in various stages of development of three new real estate development projects totaling approximately $96 million in estimated revenues over fiscal years 2014 to 2016. These projects are a joint effort between the Jin Ma Construction and Jin Ma Real Estate with the construction business serving as the general contractor for the construction of these projects.

Mr. Liankuan Yang, Chairman and CEO of Gold Horse, offered a brief description on each project:

•	In July 2010, construction of buildings No. 6 of the Procuratorate Housing Estates (Jiari Residential Building) began which consists of a construction area of 38,000 square meters and is expected to be completed in August 2013, with estimated revenues of $22 million. Jin Ma Real Estate will sell units to individual homebuyers.

•	In May 2012, Jin Ma Construction is expected to begin the construction of the Beiyuan Residential Building Project, which is in proximity to Xinchen District Government Building and consists of a construction area of 70,000 square meters with an expected completion date of August 2014, and estimated revenues of $37 million. Jin Ma Real Estate will sell units to individual homebuyers.

•	In July 2013, Jin Ma Construction expects to begin the construction of the Jinwu Residential Building Project, which consists of a construction are of 100,000 square meters with an expected completion date of August 2015, and estimated revenues of $37 million. Jin Ma Real Estate will sell units to individual homebuyers.

Reconciliation of Net Income to Adjusted Net Income

In addition to disclosing financial results in accordance with United States generally accepted accounting principles (GAAP) and to supplement the Company’s consolidated financial statements presented on a GAAP basis in Table 1, the Company’s earnings release contains the non-GAAP financial measures “adjusted net income.”

Adjusted net income is not a measure of performance defined in accordance with GAAP. However, management believes that adjusted net income is useful to investors in evaluating the Company’s performance because adjusted net income reflects the elimination of gains from the change in fair value of derivative liabilities and extinguishment of debt.

Management believes that the disclosure of adjusted net income offers an additional view of the Company’s operations that, when coupled with the GAAP results and the reconciliation to GAAP net income, provides a more complete understanding of the Company’s results of operations and the factors and trends affecting the Company.

Adjusted net income should not be considered as an alternative to net income as an indicator of the Company’s performance or as an alternative to net cash provided by operating activities as a measure of liquidity. The primary material limitations associated with the use of adjusted net income as compared to GAAP net income is:

•	it may not be compared to similarly titled measures used by other companies in the Company’s industry, and

•	it excludes financial information that some may consider important in evaluating the Company’s performance.

The Company compensates for these limitations by providing a reconciliation of adjusted net income to GAAP net income to enable investors to perform their own analysis of the Company’s operating results.

Reconciliation of Adjusted
Net Income to GAAP Net Income

	Fiscal Years Ended June 30,
($ in thousands, except per share data)	2011	2010

Net income	$9,726	$8,273
Interest expense from amortization of debt discount and debt issuance costs	—	2,183
Gain on change in fair value of derivative liabilities	(569)	(1,757)
Gain from extinguishment of derivative liabilities	—	(2,111)

Adjusted net income	$9,157	$6,588

Net income per common share - diluted	$4.90	$5.01
Adjusted net income per common share - diluted	$4.62	$3.99
Weighted average common shares outstanding - diluted	1,984,075	1,651,520

About Gold Horse International, Inc.

Gold Horse International, Inc., through its wholly owned subsidiaries, Gold Horse International, Inc. (Nevada) and Global Rise International Ltd., controls and operates its variable interest entities Inner Mongolia Jin Ma Construction Co., Ltd., Inner Mongolia Jin Ma Hotel Co., Ltd., and Inner Mongolia Jin Ma Real Estate Development Co., Ltd., all based in Hohhot, the regional capital of Inner Mongolia Autonomous Region in China. Jin Ma Construction has been providing construction and general contractor services in Hohhot to both private developers and to the local and regional governments since 1980. Jin Ma Hotel owns, operates and manages the Jin Ma Hotel, a full-service, two-star hotel and restaurant/banquet facility located in Hohhot. Jin Ma Real Estate develops residential and commercial properties in Hohhot. For more information on the Company, visit http://www.goldhorseinternational.com . Information on the Company’s Web site or any other Web site does not constitute a portion of this release.

Safe Harbor Statement

This release contains certain “forward-looking statements” relating to the business of the Company and its variable interest entities Jin Ma Construction, Jin Ma Hotel and Jin Ma Real Estate. These forward looking statements are often identified by the use of forward-looking terminology such as “believes”, “expects” or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties such as cost overruns, lack of materials, projected earnings not realized and other risks of construction that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its Web site (http://www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

Gold Horse International, Inc.

Miss Jackie Wang

Phone: +86-471-339-7038

Email: info@goldhorseinternational.com

Table 1.

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(AMOUNTS EXPRESSED IN US DOLLAR)

	As of June 30,
	2011	2010
ASSETS

Current Assets:
Cash and cash equivalents	$242,238	$290,640
Restricted cash	20,458	19,356
Accounts receivable, net	7,938,821	7,912,119
Notes receivable on sales type lease - current portion	572,039	1,150,333
Inventories	73,201	64,007
Prepaid expenses	28,427	210,000
Other receivables, net	114,403	24,969
Cost and estimated earnings in excess of billings	130,928	93,879
Real estate held for sale	—	367,009
Deferred tax assets	225,519	267,668

Total Current Assets	9,346,034	10,399,980

Property and equipment, net	8,542,010	8,727,796
Construction in progress	25,148,978	12,860,646
Notes receivable on sales type lease - net of current portion	15,844,259	15,853,319

Total Assets	$58,881,281	$47,841,741

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Loans payable - current portion	$549,196	$3,091,678
Accounts payable	2,703,281	3,522,030
Due to related parties	13,518	230,453
Accrued liabilities	403,130	832,597
Taxes payable	114,775	2,374,059
Advances from customers	—	144,670
Derivative liability	84,713	653,630
Billings in excess of costs and estimated earnings	—	90,205

Total Current Liabilities	3,868,613	10,939,322

Loans payable - net of current portion	4,610,149	345,152

Total Liabilities	8,478,762	11,284,474

Stockholders’ Equity:
Preferred stock ($0.0001 par value; 20,000,000 shares authorized;
none issued and outstanding)	—	—
Common stock ($0.0001 par value; 300,000,000 shares authorized;
2,158,244 and 1,934,878 shares issued and outstanding
at June 30, 2011 and 2010, respectively)	216	193
Additional paid-in capital	7,464,917	7,127,577
Non-controlling interest in variable interest entities	7,642,344	6,095,314
Retained earnings	27,343,397	18,213,466
Statutory reserve	3,066,583	2,470,154
Accumulated other comprehensive income	4,885,062	2,650,563

Total Stockholders’ Equity	50,402,519	36,557,267

Total Liabilities and Stockholders’ Equity	$58,881,281	$47,841,741

GOLD HORSE INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(AMOUNTS EXPRESSED IN US DOLLAR)

	For the Years Ended June 30,
	2011	2010
NET REVENUES
Construction	$40,990,034	$37,496,002
Hotel	3,046,914	3,086,553
Real estate	32,463,687	10,331,004

Total Revenues	76,500,635	50,913,559

COST OF REVENUES
Construction	35,222,201	32,311,960
Hotel	1,794,737	1,965,973
Real estate	25,761,636	6,465,472

Total Cost of Revenues	62,778,574	40,743,405

GROSS PROFIT	13,722,061	10,170,154

OPERATING EXPENSES:
Other hotel operating expenses	224,063	89,292
Bad debt recovery	(224,351)	(102,704)
Salaries and employee benefits	875,084	908,590
Depreciation	796,429	775,715
Selling, general and administrative	692,750	516,230

Total Operating Expenses	2,363,975	2,187,123

INCOME FROM OPERATIONS	11,358,086	7,983,031

OTHER INCOME (EXPENSES):
Other income	6,848	—
Gain on extinguishment of derivative liabilities	—	2,111,506
Gain on change in fair value of derivative liabilities	568,917	1,756,959
(Loss) gain on sale of land use rights and property and equipment	(1,929)	350,885
Interest income	1,566,116	1,274,999
Interest expense	(522,743)	(2,864,685)

Total Other Income	1,617,209	2,629,664

INCOME BEFORE PROVISION FOR INCOME TAX	12,975,295	10,612,695

PROVISION FOR INCOME TAXES	3,248,935	2,339,637

NET INCOME	$9,726,360	$8,273,058

COMPREHENSIVE INCOME:
Net income	$9,726,360	$8,273,058

OTHER COMPREHENSIVE INCOME:
Unrealized foreign currency translation gain	2,234,499	187,809

COMPREHENSIVE INCOME	$11,960,859	$8,460,867

NET INCOME PER COMMON SHARE:
Basic	$4.94	$5.14
Diluted	$4.90	$5.01

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	1,968,507	1,608,685
Diluted	1,984,075	1,651,520